EXHIBIT 10.6

SCHUMACHER COMMERCE PARK

LEASE AGREEMENT

BETWEEN

ALLEN ROAD PROPERTIES LIMITED LIABILITY COMPANY

AND

ATRICURE, INC.

DATED December 18, 2000

SCHUMACHER COMMERCE PARK LEASE AGREEMENT

1. LANDLORD: ALLEN ROAD PROPERTIES LIMITED LIABILITY COMPANY, an Ohio limited liability company.

2. TENANT: ATRICURE, INC., a Delaware corporation.

3. LEASE DATE: 18th day of December, 2000.

4. LOCATION AND LEASED PREMISES: Building Five of Schumacher Commerce Park in its entirety is referred to as the “Entire Premises”. The portion of Building Five the Tenant is leasing is referred to as the “Leased Premises”. The Leased Premises is a portion of the Entire Premises and is located at 6033 Schumacher Park Drive, West Chester Township, Butler County, Ohio. The Leased Premises consists of 7,311 square feet (3,500 sq. ft. offices and 3,811 sq. ft. of warehouse) as identified on the space plan labeled Exhibit “A”, attached to and made a part of this Lease.

5. PARKING: Passenger vehicles are to be parked in those areas designated for parking. The Landlord expressly reserves the right to assign a limited number of parking areas to the Tenant based on Tenant’s pro rata share of the total available parking for the Entire Premises.

6. TERM OF THE LEASE: The term of this Lease will be for five (5) years. The Lease will commence on approximately March 1, 2001 and terminate on February 28, 2006. If this Lease is executed before the Leased Premises becomes vacant, or otherwise available and ready for occupancy, or if any present tenant or occupant of the premises holds over, and Landlord cannot acquire possession of the premises prior to the above commencement date of this Lease or if Landlord is unable to substantially complete tenant improvements as scheduled, Landlord shall not be deemed to be in default hereunder, and Tenant agrees to accept possession of the premises at such time as Landlord is able to tender the same; and Landlord hereby waives any payment of rent covering any period prior to the tendering of possession hereunder, and the lease commencement and termination date will be adjusted accordingly. If this Lease commences on other than the first day of the month, the lease term will be extended to the next complete month. Notwithstanding the above, this Lease shall terminate at no cost to Tenant upon the execution of a mutually agreeable Lease at market rates by Tenant and Landlord for a new larger Leased Premises.

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7. BASE RENT AND LATE PAYMENT CHARGES: Tenant shall pay Landlord the following base rentals:

Lease Year	Monthly Base Rent	Annual Base Rent
Lease Years One - Five	$3,738.42	$44,861.04

Rent is payable in advance, on the first day of the month, at the office of Landlord. If rent is not received by the tenth of the month, Landlord will charge a late payment fee equal to 10% of the amount due. If the lease commencement date is other than the first day of the month, that month’s rent shall be appropriately adjusted.

8. OPERATING COST PARTICIPATION: Tenant is also responsible for paying for their pro-rata share of Building operating expenses, real estate taxes and Building insurance. This includes expenses such as routine maintenance, common utilities for water and exterior lighting, landscaping, parking and truck dock lot repair, and such other expenses as are normally associated with running and maintaining a first class office, showroom, warehouse/manufacturing facility. Operating costs are a direct pass-through of expenses which may increase or decrease from time to time in direct response to the cost of operating the Building. The operating costs will not necessarily change at the same rate as the base rent.

The total square footage of the Entire Premises is 53,577 square feet. Under this lease agreement the Tenant will occupy 13.7% (7,311 square feet/53,577) square feet of the Building, and be responsible for paying their share of operating costs. The Landlord is responsible for paying for the operating costs of any vacant space. Landlord estimates that operating costs through 2000 will be $ 0.85 per square foot of leased space, or a total additional rent of $517.86 per month. This estimated common area cost is billed monthly, but is adjusted on an annual calendar year basis to reflect the actual cost experienced. Bills will be adjusted accordingly if the actual operating cost varies from the estimated cost. Tenants will receive a detailed breakdown of expenses and adjustments by May 15th of the following year.

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9. CONDITION OF LEASED PREMISES AND IMPROVEMENTS THERETO

The Leased Premises will be turned over to Tenant in “as is” condition, with the improvements shown on the Floor Plan attached hereto as Exhibit “A” and made a part of this agreement. Tenant accepts the Leased Premises subject to all zoning and other applicable local, state and federal laws and regulations governing the use of the Premises and all covenants and restrictions of record. If in the future Tenant wishes to make alterations to the Leased Premises, Tenant shall request and obtain Landlord’s permission prior to making any improvements. It is Tenant’s responsibility that any improvements made by Tenant be done in accordance with applicable building code and safety requirements. Tenant shall not cause any damage to the Leased Premises or the Entire Premises or cause or allow any mechanic’s lien to be placed on the Premises.

When Tenant terminates this lease, Tenant may remove trade fixtures installed by Tenant, provided that any damage Tenant does in removing the fixtures is properly repaired. However, any lighting fixtures, ceiling, plumbing, heating, ventilation and air-conditioning equipment, as well as all other building fixtures, are considered to be Landlord’s property, and must remain on the premises. Further, any improvements that Tenant has made to the space over and above those covered under the lease agreement must, upon Landlord’s request, be removed by Tenant and the Leased Premises shall be repaired by Tenant to good order.

10. UTILITIES: In addition to the monthly rentals, Tenant is responsible for and shall maintain individually metered utilities for the Leased Premises. This includes gas and electric used in connection with heating, air conditioning, and lighting. The Landlord shall provide and pay for ordinary and domestic water service. However, any commercial or extraordinary water usage by Tenant shall be assessed and paid by Tenant. Tenant is responsible for arranging and paying for rubbish and trash removal for the Leased Premises. Any containers and dumpsters must be kept in the dock area adjacent to the Tenant’s space, and this area must be kept clean and free of any trash or debris or stored materials.

11. SECURITY DEPOSIT: On or before the signing of the Lease Tenant shall deliver to Landlord an initial security deposit in the amount of Three Thousand Seven Hundred Thirty Eight 42/100 Dollars ($3,738.42) as security for Tenant’s faithful performance of Tenant’s obligations hereunder. If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of the deposit for the payment of rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage suffered thereby.

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If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore the deposit to the full amount above and Tenant’s failure to do so shall be a material breach of this Lease.

Within thirty (30) days after the expiration of the term of this Lease and Tenant’s return of the Leased Premises in good order, or any renewals thereof, Landlord shall pay over the remaining balance of the deposit to Tenant, minus any amounts due to Landlord as a result of Tenant’s failure to perform or observe any conditions or covenants of this Lease. Landlord shall not be obligated to pay any interest on the security deposit, nor shall Landlord be required to segregate such security deposit from its other funds.

12. PERMITTED USE: Tenant will use and occupy the Leased Premises for offices and warehouse for AtriCure, Inc. or any other use which is reasonably comparable and for no other purpose.

13. ENVIRONMENTAL: Tenant shall indemnify and save Landlord harmless against and from any and all liabilities, obligations, damages, penalties, claims, costs (including compliance and clean-up costs), charges, expenses and disbursements (including fees and expenses of attorneys, expert witnesses, engineers, and other consultants), which may be imposed upon, incurred by or asserted against Landlord by reason of any environmental contamination of the premises caused by Tenant or its agents or employees. Tenant shall not engage in any activity in or about the premises that violates any federal, state or local laws, rules or regulations pertaining to hazardous or toxic materials or the environment, and shall promptly, at Tenant’s expense, take all investigatory and/or remedial action required or ordered for clean up of any contamination of the premises or the elements surrounding same created or permitted by Tenant.

14.REPAIRS: Landlord will turn the Leased Premises over to Tenant in good working order. Thereafter, Landlord will be responsible for the maintenance of the roof, exterior walls and gutters, and for structural repairs, unless such repairs are caused or necessitated by Tenant, its employees, customers or contractors. Additionally, Landlord shall maintain at its expense all landscaping, driveways, parking areas and sidewalks.

The Tenant is responsible for maintaining the Leased Premises, and for keeping the Leased Premises in good repair, unless such repairs are necessitated by the negligence of Landlord or his agents. The Tenant is responsible for maintaining the following items unless such repairs are caused or necessitated by the negligence of the Landlord, other tenants or the Landlord’s contractors.

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(a)	all interior walls, floors and ceilings.

(b)	all interior glass and windows, doors, and doorframes, including all dock and garage doors, truck bumpers, and related dock devices.

(c)	all electrical, lighting (including exit and emergency lighting), plumbing, sprinkler heads and lines, specifically designated for, and installed for the Leased Premises, excluding, however, all electrical and plumbing lines, pipes, wires, ducts and conduits which serve any other part of the Entire Premises other than the Leased Premises; and further provided that all such systems will be turned over to Tenant in good working order.

If Tenant fails to perform its obligations under this Paragraph 13 or any other provision of this Lease, Landlord may at its option enter the Leased Premises after five (5) days’ prior written notice to Tenant (except in the case of emergency, in which case no notice shall be required), perform such obligations on Tenant’s behalf and put the Leased Premises in good order, condition and repair, and the cost thereof shall be due as additional rent to Landlord together with Tenant’s next rental installment.

15. SIGNAGE: Landlord shall provide standard identification signage for Tenant at the entrance to the Leased Premises and in the directory signage for the Entire Premises. Tenant shall not place any additional sign upon either the Leased Premises or the Entire Premises.

16. INSURANCE: Tenant agrees to obtain and keep in force during the term of this Lease beginning at the time that Tenant enters upon the Leased Premises for purposes of making improvements thereto, at Tenant’s sole expense, public liability insurance, to protect against any liability to the public incident to the use of or occurring on the Leased Premises or the Entire Premises or any other premises provided for parking or other use. Such insurance shall, generally, be in form and with companies reasonably satisfactory to Landlord and shall include such endorsements and/or separate coverages as are customary in connection with Tenant’s proposed use(s) of the Leased and Entire Premises. The liability limits under such insurance shall be not less than $2,000,000.00 for bodily or personal injury, or $500,000.00 for property damage; or a single limit of $2,000,000.00 for bodily and personal injury and property damage combined.

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Tenant shall deliver to Landlord the policies of such insurance, or certificates thereof, at least fifteen (15) days prior to the commencement of the term of this Lease, and each renewal policy or certificate thereof, at least fifteen (15) days prior to the expiration of the policy it renews. All such policies shall name Landlord, Tenant, and any mortgage holders designated by Landlord, as co-insureds, and shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord ten (10) days’ prior written notice thereof.

It shall be the responsibility of the Tenant to obtain adequate insurance coverage for all furniture, fixtures, furnishings, equipment, materials, supplies, or other personal property located on the Leased Premises.

It is the Landlord’s responsibility to keep in place fire and extended hazard coverage on the Entire Premises. Property damage insurance shall be maintained by Landlord, based on a building replacement cost of no less than $1,200,000.00 for the Entire Premises, and have limits of liability as are customary with respect to similar properties, and, in any event, will be of sufficient amount and value so as to avoid coinsurance. Should Tenant’s use of the premises result in a higher risk rating for the Entire Premises, any increase in insurance cost due to Tenant’s use will be the responsibility of the Tenant.

17. INDEMNITY: Tenant shall indemnify and hold harmless Landlord from and against any and all claims arising from Tenant’s use of the premises, or from the conduct of Tenant’s business or from any activity, work or things done or permitted by Tenant in or about the premises. Tenant shall further indemnify and hold harmless Landlord from and against all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from the negligence of Tenant or its agents, contractors, or employees, and from and against all costs, attorney’s fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in, upon or about the premises arising from any cause and Tenant hereby waives all claims in respect thereof against Landlord.

18. ACCESS TO LEASED PREMISES: The Landlord shall have the right to enter the Leased Premises during normal business hours for purposes of inspection, repair, remodeling, or to show the Leased Premises to prospective tenants, purchasers or mortgagees. Except in the case of emergency, the Tenant may request that the Landlord provide 24 hour advance notice of the need to enter the Premises.

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19. RECONSTRUCTION OR REPAIR AFTER FIRE OR OTHER CASUALTY

The decision as to whether or not to repair or reconstruct the Leased Premises in the event of damage by fire or other casualty, and the means, responsibilities, and procedures for undertaking any such repair, and/or reconstruction will be made by the Landlord within 60 days of the date of such damage. If the Leased Premises or Entire Premises is totally destroyed, and Landlord elects not to reconstruct, the Lease shall be terminated as of the date of destruction, and there shall be no further liability on any party thereafter.

20. DEFAULT: Tenant will be considered to be in default of the Lease if Tenant’s rent and other charges have not been paid on time. The Tenant will also be in default if Tenant does not maintain insurance as required, or if it becomes bankrupt or insolvent. Tenant will also be considered to be in default of the Lease if the premises become vacant or deserted for more than thirty (30) days, or if Tenant fails to observe or perform any of the provisions of the Lease, including the duty to keep the Leased Premises in good order and repair. In all cases of default, the Tenant will be given ten (10) days written notice that it is in default of the Lease, during which time Tenant may cure the default and pay any additional charges, if applicable.

If Landlord chooses to waive any violation or breach of any term of this Lease, this will not constitute a waiver of subsequent breach of any terms of the Lease. If Landlord chooses not to enforce any of the provisions of this Lease in an event of default, this will not be construed to constitute a waiver of such default.

21. LANDLORD’S REMEDIES: Should an event of default occur under this Lease, Landlord shall have the following rights and remedies:

(a) Landlord may terminate this Lease by written notice to Tenant. On such notice, this Lease and the term shall cease and terminate and Tenant shall vacate and surrender the Premises, but shall remain liable, to the extent hereinafter provided, for all obligations arising under this Lease during the balance of the then-current Term as if this Lease had remained in full force and effect.

(b) Landlord may, on written notice to Tenant, re-enter and recover possession of the Premises. In such event, such property as may be on the Premises may be removed from the Premises and stored by Landlord in a public warehouse or elsewhere at the expense and risk of Tenant, without notice or resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss occasioned thereby.

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(c) Should Landlord re-enter and dispossess Tenant of the Premises following an event of default, Landlord may elect to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including, without limitation, all accrued and unpaid rent at the time of such election, plus the then-present value of the amount of rent reserved in this Lease for the remainder of the lease term, all of which amounts shall become immediately due and payable from Tenant to Landlord upon demand.

(d) All rights and remedies of Landlord provided herein are in addition to and not in substitution for such rights and remedies as may be available at law or in equity, and all of such rights and remedies may be exercised independently, cumulatively, and, to the extent such rights and remedies are not inconsistent with each other, simultaneously.

22. SUBORDINATION AND ESTOPPEL: This Lease is, and all of Tenant’s rights hereunder are, subject and subordinate to any and all mortgages that now exist or may hereafter be placed upon the Entire Premises or any part thereof, and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements, modification, consolidations and extensions thereof. This subordination shall be self-operative and shall not require any further writing or confirmation hereof.

Tenant shall promptly at Landlord’s request, execute either an estoppel certificate addressed to any mortgagee of Landlord or potential or actual purchaser of the Entire Premises or any portion thereof or a three party agreement among Landlord, Tenant and such mortgagee(s) or purchaser(s) certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such mortgagee(s) may reasonably require in connection with Landlord’s financing or such purchaser(s) may reasonably require in connection with the sale of the Entire Premises or any part thereof.

23. HOLDING OVER: Should the Tenant, without Landlord’s permission, continue to occupy the premises after the termination or expiration of this Lease, the amount of rent payable will be 50% greater than the rental payment due for the last month of the preceding term of the Lease. The minimum holdover period is one month, although the inclusion of this paragraph shall not be interpreted as Landlord’s permission for Tenant to hold over.

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24. ASSIGNMENT AND SUBLETTING: Tenant agrees that it will not assign this Lease in whole or in part, or sublet the whole or any part of the Leased Premises, without obtaining the prior written consent of the Landlord. Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligations and primary liability under this Lease. In the event of default by any assignee of Tenant, Landlord may proceed directly against Tenant without the necessity of pursuing remedies against the assignee. Landlord’s consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

25. QUIET ENJOYMENT: Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon paying the rental herein set forth and performing the other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Leased Premises for the term hereof without hindrance or molestation, subject to the terms and provisions of this Lease.

26. RULES AND REGULATIONS: The Tenant agrees to observe the following rules and regulations of the Landlord and, in addition, to follow such rules and regulations of the Landlord as may be promulgated from time to time by the Landlord for the general good of Schumacher Commerce Park.

1.	Tenant will maintain a room temperature of 40 F in the total area of the Leased Premises to eliminate the threat of plumbing and/or sprinkler system freezing.

2.	Tenant’s use of the Leased Premises shall be restricted to a maximum warehouse floor load consistent with standard warehouse construction of a 5” to 6” slab over fill, compacted to no less than 4,000 pounds per square foot.

3.	Tenant shall maintain a minimum of 18 inches (457 mm) clearance between top of storage and ceiling sprinkler detectors. For in-rack sprinklers, the clear space shall be in accordance with NFPA 231C, Standard for Rack Storage of Materials.

4.	Tenant is responsible for complying with all applicable fire, safety and building codes including, but not limited to, furnishing, installing and maintaining fire extinguishers as may be required by Tenant’s insurance and fire safety officials.

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5.	Tenant shall not do or permit to be done within the Leased Premises anything which would unreasonably annoy or interfere (whether by noise, odor, sound, etc.,.) with the rights of other tenants in the building. Tenant, its agents and employees shall not use the premises for housing, lodging or sleeping purposes, or for the cooking or preparation of food.

No immoral or unlawful purpose will be allowed in or on any portion of the Leased Premises. Tenant, its agents and employees shall not bring into or keep on the premises any dog, bird or other animal.

6.	Building hours: 8:00 a.m. - 6:00 p.m., Monday through Friday.

7.	No soliciting is permitted in the Entire Premises.

8.	No auctions or sidewalk sales shall be permitted in or about the Leased Premises.

9.	Tenant shall keep sidewalks and steps in front of, to the rear of, and adjacent to the Leased Premises clean and unobstructed in any way.

10.	Tenant shall not permit the operation of any musical or sound producing instrument of any type, or any machinery, instrument or device which may be heard outside the Leased Premises.

11.	No draperies, shutters, blinds, screens or other window coverings shall be installed on exterior windows except Landlord’s standard blinds.

12.	Outside dock storage area - the area immediately adjacent to the Leased Premises is intended solely to be used for spotting of trailers, dumpsters, and other vehicles. It is not to be used for storage of pallets, barrels, materials used in Tenant’s business, or debris. These items must be kept in the Leased Premises, unless they are being set out for immediate removal.

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13.	Tenant shall not rekey locks, change locks, or add locks without Landlord’s written permission first obtained. Any locks added by the Tenant with written permission must be keyed to Landlord’s master key. Any expense for rekeying or mastering shall be at the expense of the Tenant.

27. BROKERS: Tenant and Landlord represent that neither of them, nor their officers or any one acting on their behalf has dealt with any real estate broker in connection with the negotiation or making of this Lease.

28. TRANSFER OF OWNERSHIP: In the event of the transfer of Landlord’s title or interest in the premises, Landlord shall be relieved from and after the date of such transfer of all liability as respects Landlord’s obligations thereafter to be performed, provided that any applicable funds in the hands of Landlord at the time of the transfer shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord shall be binding on Lessor’s successors and assigns during their period of ownership.

29. NOTICES: Except as otherwise specified herein, all notices and other communications between Landlord and Tenant shall be considered as having been made or delivered when deposited in the United States mail and sent by certified mail, return receipt requested. The delivery address for such notices is as follows. If given to Landlord, the same shall be mailed to:

ALLEN ROAD PROPERTIES LIMITED LIABILITY COMPANY

6355 Centre Park Drive

West Chester, Ohio 45069

Attn: Mr. Lawrence Schumacher

If given to Tenant, the same shall be mailed to:

AtriCure, Inc.

6033 Schumacher Park Drive

West Chester, Ohio 45069

Attn: Mr. Michael D. Hooven, President

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30. ENTIRE AGREEMENT; AMENDMENT. This Lease contains the entire agreement of the parties with respect to the Leased Premises. This Lease may be modified only by written agreement signed by both Tenant and Landlord.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

WITNESSES:	LANDLORD:
ALLEN ROAD PROPERTIES LIMITED LIABILITY COMPANY

/s/ Kimberly K. Meece

/s/ Christine R. Johnson	By:	/s/ Lawrence Schumacher
Lawrence Schumacher, Manager

TENANT:
ATRICURE, INC.

/s/ Kimberly K. Meece	By:	/s/ Michael D. Hooven

/s/ Christine R. Johnson

STATE OF OHIO	)
) SS:
COUNTY OF BUTLER	)

BE IT REMEMBERED, that on the 18th day of Dec, 2000, personally appeared before me, Lawrence Schumacher, Manager of ALLEN ROAD PROPERTIES LIMITED LIABILITY COMPANY, and acknowledged to me that he executed the foregoing instrument on behalf of ALLEN ROAD PROPERTIES LIMITED LIABILITY COMPANY, that he was duly authorized therefor, and that the same was his free act and deed and that of the company.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal, the day and year last above written.

/s/ Kimberly K. Meece
Notary Public

KIMBERLY K. MEECE
Notary Public, State of Ohio
My Commission Expires Nov. 27, 2004

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STATE OF Ohio	)
) SS:
COUNTY OF Butler	)

BE IT REMEMBERED, that on the 18th day of Dec, 2000, personally appeared before me Michael D. Hooven, President of AtriCure, Inc. and acknowledged to me that he executed the foregoing instrument on behalf of AtriCure, Inc., and that he was duly authorized therefor, and that the same was his free act and deed.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal, the day and year last above written.

/s/ Kimberly K. Meece
Notary Public

KIMBERLY K. MEECE
Notary Public, State of Ohio
My Commission Expires Nov. 27, 2004

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GUARANTY

Enable Medical Corporation, does hereby absolutely and unconditionally guarantee the prompt and full payment to the Landlord when due of all amounts due under this Lease, and the performance of all covenants of Tenant hereunder, and the Landlord shall not be required to pursue any remedies against the Tenant prior to demanding payment from or pursuing its remedies against the Guarantor. Guarantor waives diligence, demand for payment or performance, extension of time for payment or performance, and notice of nonpayment or nonperformance, as well as all notices of any kind and consents to forbearance, extensions of time for payment or performance and modifications of same. Guarantor agrees that his obligations are primary, and shall not be impaired, modified or released by any waiver, modification, release or limitation of liability of Tenant. This Guaranty shall inure to the benefit of Landlord, its successors and assigns.

WITNESSES:	GUARANTOR:
ENABLE MEDICAL CORPORATION

/s/ Kimberly K. Meece
	By:	/s/ Michael D. Hooven
/s/ Christine R. Johnson		Michael D. Hooven, President

STATE OF OHIO	)
) SS:
COUNTY OF BUTLER	)

BE IT REMEMBERED, that on the 18th day of Dec, 2000, personally appeared before me, Michael D. Hooven, President of Enable Medical Corporation, and acknowledged to me that he executed the foregoing instrument on behalf of Enable Medical Corporation, that he was duly authorized therefor, and that the same was his free act and deed.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal, the day and year last above written.

/s/ Kimberly K. Meece
Notary Public

KIMBERLY K. MEECE
Notary Public, State of Ohio
My Commission Expires Nov. 27, 2004

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